EXHIBIT 99.1

CONTACT: Jim Kosowski

304-234-2440

RELEASE DATE: June 27, 2005

FOR IMMEDIATE RELEASE

WHEELING-PITTSBURGH CORPORATION REVISES

SECOND QUARTER EXPECTATIONS

     WHEELING, WV, June 27, 2005 – Wheeling-Pittsburgh Corporation (NASDAQ: WPSC) announced today that due to the continued softness in the flat rolled carbon sheet market, it is revising expected second quarter shipments from 569,000 to 545,000 tons, and expected production from 654,000 tons to 600,000 tons. Principally as a result of the lost margin and fixed cost absorption penalties, second quarter operating income is anticipated to be $9-10 million lower than previously expected. Additionally, not all of the necessary corporate and external approvals for the joint venture with Severstal North America involving the Company’s Coke Plant, located in Follansbee, WV, have been obtained. As a result the closing will not occur by the end of the second quarter.

     This release may contain projections or other forward-looking statements regarding future events or the future financial performance of Wheeling-Pittsburgh Corporation that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the “Business — Risk Factors” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and other reports and filings with the SEC, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

     About Wheeling-Pittsburgh:
Wheeling-Pittsburgh is a steel company engaged in the making, processing and fabrication of steel and steel products using both integrated and electric arc furnace technology. The Company’s products include hot rolled and cold rolled sheet and coated products such as galvanized, pre-painted and tin mill sheet. The Company also produces a variety of steel products including roll formed corrugated roofing, roof deck, floor deck, bridgeform and other products used primarily by the construction, highway and agricultural markets.

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